FOR IMMEDIATE RELEASE

                                      Investor Contact:     Helen M. Wilson
                                                            (441) 299-9283

                                      Media Contact:        Wendy Davis Johnson
                                                            (441) 299-9347


                  ACE Limited Files Lawsuit Against CIGNA

          HAMILTON, Bermuda - December 13, 2000 -- ACE Limited (NYSE: ACL) announced today that it has initiated legal action against CIGNA Corporation for breach of contract arising from ACE's $3.45 billion acquisition of CIGNA's property and casualty business. That acquisition closed on July 2, 1999.

          The complaint charges that CIGNA breached its obligations under the Acquisition Agreement on two issues. ACE's contentions are that CIGNA has withheld $48 million that ACE is entitled to under the Tax Sharing Agreement that was a part of the Acquisition Agreement; and that the financial statements, which CIGNA provided, failed to fairly represent the financial condition of the acquired companies. ACE is seeking total compensatory damages of approximately $218 million. The lawsuit was filed in the United States District Court (Southern District of New York) where ACE is seeking a jury trial.

           ACE confirms that the financial statement impact of the items under dispute have been reflected in its consolidated financial statements prior to September 30, 2000. The financial statement impact included adjustments to goodwill and other balance sheet items and was determined without including any amounts to be recovered from CIGNA as a result of the lawsuit. Accordingly, the financial results for the quarter ended
December 31, 2000 will not be impacted by the items included in the lawsuit.

          The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

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